EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-46562) on Form S-8 of CenturyTel, Inc. of our report dated June 27, 2000, relating to the statements of assets available for benefits of Century Telephone Enterprises, Inc. Retirement Savings Plan for Bargaining Unit Employees and Trust as of December 31, 1999 and 1998, and the related statement of changes in assets available for benefits for the year ended December 31, 1999, and related financial statement schedule as of December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of Century Telephone
Enterprises,  Inc.  Retirement  Savings Plan for  Bargaining  Unit Employees and
Trust.



KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
July 12, 2000